EXHIBIT 10.2

CHANGE OF CONTROL AND SEVERANCE AGREEMENT

This Change of Control and Severance Agreement dated and effective as of February 23, 2006 (this “Agreement”) is entered into by and between Omega Protein Corporation, a Nevada corporation with headquarters in Houston, Texas (the “Company” or “Omega”), and Kenneth Robichau (the “Employee”).

WHEREAS, the Employee is a key employee of the Company whose services are important to the Company’s ongoing operations; and

WHEREAS, the Company desires to provide the Employee with certain assurances regarding his employment in the event of a Change of Control of the Company;

THEREFORE, in consideration of the premises and the mutual agreements and covenants set forth herein, the parties hereby agree as follows:

1. Definitions. As used herein, the following terms shall have the following definitions:

“Change of Control” means that point in time which a person, entity or group (as such terms are defined in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than (a) the Company or its subsidiaries, or (b) Zapata Corporation (which as of the date of this Agreement currently owns approximately 58% of the Company’s outstanding common stock) or Zapata Corporation affilates, directly or indirectly acquires beneficial ownership (as defined in Section 13(d) of the Securities Exchange Act) of thirty percent (30%) or more of the then outstanding shares of common stock of the Company as a result of such acquisition (provided, however, that such Change of Control does not occur solely as a result of a reduction in the number of shares of Company common stock outstanding due to a repurchase of Company common stock by the Company or its subsidiaries). For purposes of this Agreement, the Change of Control will be deemed to occur on the effective date on which such person or entity acquires beneficial ownership of at least one share greater than thirty percent (30%) of the then outstanding common stock. Zapata Corporation is not an intended third party beneficiary of this Agreement so that if, for example, Zapata Corporation were to sell all of its shares of Omega common stock to a third party which, as a result of that transaction, then owned greater than 30% of the Company’s then outstanding common stock, a Change of Control would have occurred.

“Qualifying Termination” means (i) the termination of the Employee’s employment for any reason other than death, Due Cause (as defined below) or Disability (as defined below), (ii) a demotion of the Employee to a lesser position than the position held by the Employee immediately prior to the Change of Control, (iii) any decrease in the Employee’s base salary, or (iv) any requirement that the Employee move his permanent resident outside the Houston, Texas and surrounding suburbs area.

“Disability” means the inability or incapacity (by reason of a medically determinable physical or mental impairment) of the Employee to perform the essential functions of the job then assigned to him hereunder for a period that can be reasonably expected to last more than 120 days.

“Due Cause” means: (i) the Employee has committed a willful serious act, such as fraud, embezzlement or theft, against the Company or any of its subsidiaries, intending to materially enrich himself at the expense of the Company or that subsidiary; (ii) the Employee has been convicted of or pled guilty or nolo contendre to a felony; or (iii) the Employee has refused to carry out his duties in gross dereliction of those duties and, after receiving written notice to such effect from the Company, has failed to cure the existing problem within five days.

2. Term. The term of this Agreement shall commence on the date of this Agreement and shall continue in effect until terminated by mutual written consent of the Company and the Employee.

3. Change of Control. If both (a) a Change in Control occurs, and (b) within 365 days after the date of that Change of Control, the Company terminates the Employee’s employment by a Qualifying Termination, then the Employee may, at his option and in his sole discretion, tender to the Company a signed and dated Change of Control Termination Notice specifying both the asserted factual basis of the Change of Control, and the asserted factual basis for Employee’s determination that a Qualifying Termination has occurred. If the Company does not dispute in writing the factual basis of any of the descriptions set forth in the Change of Control Termination Notice within ten (10) days of Company’s receipt thereof, then: (i) the Employee’s employment shall terminate effective as of the eleventh (11th) day after the date of the Termination Notice; and (ii) for a one (1)-year period thereafter, the Company shall (subject to the last sentence of this Section 3) continue to pay the Employee his base salary in accordance with the standard payroll policies of the Company; and (iii) all the rights and benefits the Employee may have under the employee benefit, bonus and/or stock option plans and programs of the Company, if any, will be determined in accordance with the terms and conditions of those plans and programs. A condition of the Company’s obligation to make any payments to Employee under this section or otherwise will be that the Employee shall have executed and delivered the Company’s standard form release of all claims, if any, by the Employee against the Company.

4. Intellectual Property. The Employee agrees to and hereby assigns to the Company all of the Employee’s rights to ideas, concepts, processes, inventions, improvements and developments, patentable or unpatentable, including the right to invoke the benefit of the right of priority provided by any International Convention for the Company to invoke and claim such right or priority (collectively, “Intellectual Property”), without further written or oral authorization, which, during the period of Employee’s employment by the Company (including prior to the date of this Agreement), Employee has made or conceived or hereafter may make or conceive, whether solely or jointly with others: (a) with the use of the Company’s time, materials, or facilities; (b) resulting from or suggested by Employee’s work for the Company; or (c) in any way appertaining to any subject matter which shall be within the existing or contemplated business of the Company. All such Intellectual Property shall automatically be deemed to become the property of the Company immediately as soon as made or conceived. The Employee’s obligation to assign the rights to such Intellectual Property shall survive the discontinuance or termination of the Employee’s employment for any reason.

The Employee agrees to promptly disclose to the Company any Intellectual Property that Employee develops or conceives. The Employee agrees to make and maintain adequate written records of any Intellectual Property in the form of notes, sketches, drawings or reports. These records shall be and remain the property to the Company at all times.

At any time requested by the Company, either during employment or after, and without charge to the Company, but at its expense, Employee agrees to execute, acknowledge and deliver all such further papers, including applications for patents, and to perform such other lawful acts as, in the opinion of the Company, may be necessary to obtain or maintain patents for such Intellectual Property in any and all countries and to vest title thereto in the Company.

Upon termination of employment with the Company, the Employee agrees to return to the Company all property of the Company of which the Employee has had custody and to deliver to the Company all notebooks and other data relating to research or experiments conducted by the Employee or any Intellectual Property made by the Employee and to make full disclosure relating to such research, experiments or Intellectual Property relating to the products, processes or methods of manufacture of the Company or otherwise covered by this Agreement.

5. Confidentiality. The Employee realizes that in the course of his employment, the Company will necessarily reveal to the Employee, or that the Employee may develop, proprietary, secret or confidential information in connection with the Company’s business. The Employee hereby agrees:

a.	To keep in strictest confidence during and subsequent to the Employee’s employment all information identified as secret or confidential or which, from the circumstances, in good faith and conscience should be treated as confidential, relating to the products, machines, methods, or manufacture, composition, inventions, discoveries or trade secrets or secret processes, price lists, sales plans, marketing strategies, logical flow diagrams, including computer programs, customer lists, business plans, internal memoranda, manuals, business forms or any other information of the business or affairs of the Company (collectively, “Confidential Information”) which the Employee may acquire or develop in connection with or as a result of his employment.

b.	Except as instructed by the Company during his employment, the Employee will not use any Confidential Information and without the prior written consent of the Company, the Employee will not directly or indirectly publish, communicate, divulge or describe to any unauthorized person or patent any such information during the period of his employment with the Company or at any time subsequent thereto.

c.	This covenant shall not apply to information already in the public domain or information which has been dedicated to or released to the public by the Company.

6. Covenant Not to Compete. The Employee agrees and acknowledges that due to the confidential information, and personal contacts with the customers, prospective customers, and employees of the Company, which the Employee will acquire during the course of his employment by the Company, that the Company would be irreparably damaged should the

Employee in any way enter into competition with the Company. Therefore, the Employee agrees that at all times during his employment by the Company and for a period of three (3) years following the termination of employment for any reason that neither the Employee nor any Affiliate (as defined below) will, without the prior written consent of the Company:

a.	Either directly or indirectly, (i) become financially interested in a Competing Enterprise (as defined below) (other than as a holder of less than five percent (5%) of the outstanding voting securities of any entity whose voting securities are listed on a national securities exchange or quoted by the NASDAQ Stock Market), or (ii) engage in or be employed by any Competing Enterprise as a consultant, officer, director, or executive or employee, or any other capacity; or

b.	Either directly or indirectly, on the Employee’s own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert, or appropriate, to any Competing Enterprise, any person or entity with whom the Company has done or is doing business during the term of this Agreement; or

c.	Either directly or indirectly, on the Employee’s own behalf or in the service or on behalf of others (whether a Competing Enterprise or not), solicit, divert, or hire away, or attempt to solicit, divert, or hire away, any person employed by the Company or any of its subsidiaries, whether or not such employee is a full-time or a temporary employee of the Company or any of its subsidiaries and whether or not such employment is pursuant to written agreement and whether or not such employment is at will.

The parties agree and acknowledge that the restrictions contained in this section are reasonable, and necessary to protect the Company’s legitimate interests in its customers, accounts and other secret and confidential information.

Each party agrees that if a court of law determines that this covenant is unreasonable as to time, geographic area, or scope of activity, that the Company and Employee shall be deemed to have consented to, and are deemed to have requested, reformation of this covenant by such court to the extent necessary to make such covenant reasonable.

For the purposes of this Section 6:

“Affiliate” means any person or entity directly or indirectly controlling, controlled by, or under common control with the Employee. As used herein, the word “control” means the power to direct the management and affairs of a person.

“Competing Enterprise” means the business of development, manufacturing, marketing, distribution, sale or resale of fish meal or fish oil products.

7. Equitable Remedies. The Employee agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in this Agreement. Accordingly, the Employee agrees that if he breaches this Agreement, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to seek specific performance of any such provision of the Agreement. The Employee further agrees that no bond or other security shall be required in obtaining such equitable relief and the Employee hereby consents to the issuance of such injunction and to the ordering of specific performance.

8. Notices. All notices, requests, demands and other communications given under or by reason of this Agreement must be in writing and will be deemed given when delivered in person or when mailed, by certified mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as a party may specify by notice pursuant to this provision):

(a)	If to the Company:	Omega Protein Corporation
2101 CityWest Blvd, Bldg. 3, Suite 500
Houston, Texas 77056

Attn: Chief Executive Officer

(b)	If to the Employee:	Kenneth Robichau
1014 Candlelight
Houston, Texas 77018

9. Additional Instruments. The Employee and the Company will execute and deliver any and all additional instruments and agreements that may be necessary or proper to carry out the purposes of this Agreement.

10. Entire Agreement and Amendments. This Agreement contains the entire agreement of the Employee and the Company relating to the matters contained herein and supersedes all prior agreements and understandings, oral or written, between the Employee and the Company with respect to the subject matter hereof. This Agreement may not be amended or modified except by an agreement in writing signed by both parties.

11. Tax Withholding. Notwithstanding any other provision hereof, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

12. Separability. If any provision of this Agreement is rendered or declared illegal, invalid or unenforceable by reason of any existing or subsequently enacted legislation or by the final judgment of any court of competent jurisdiction, the Employee and the Company will promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable to preserve the original intent of this Agreement to the extent legally possible, but all other provisions of this Agreement shall remain in full force and effect.

13. Assignments. The Company may assign this Agreement to any person or entity succeeding to all or substantially all the business interests of the Company by merger or otherwise with the written consent of the Employee. The rights and obligations of the Employee under this Agreement are personal to him, and none of those rights, benefits or obligations will be subject to voluntary or involuntary alienation, assignment or transfer.

14. Effect of Agreement. Subject to the provisions of Section 13 with respect to assignments, this Agreement will be binding on the Employee and his heirs, executors, administrators, legal representatives and assigns and on the Company and its successors and assigns, except as otherwise contemplated hereby.

15. Waiver of Breach. The waiver by either party to this Agreement of a breach of any provision of the Agreement by the other party will not operate or be construed as a waiver by the waiving party of any subsequent breach by the other party.

16. Governing Law; Consent to Personal Jurisdiction Venue. The laws of the State of Texas will govern this Agreement. Both parties expressly consent to the personal jurisdiction of the state and federal courts located in Texas for any lawsuit filed there arising from or relating to this Agreement. Both parties expressly agree that any lawsuit pertaining to any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement shall be filed in Harris County, Texas.

IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement effective as of the date first above written.

OMEGA PROTEIN CORPORATION		EMPLOYEE

By:	/s/ Joseph L. von Rosenberg III	/s/ Kenneth Robichau
	Joseph L. von Rosenberg III	Kenneth Robichau
President and Chief Executive Officer